Exhibit 10.10

XCF Global Capital, Inc.

May 30, 2025

Randall Soule

Dear Randy:

In connection with that certain Promissory Note dated as of May 30, 2025 (the “Promissory Note”) issued by Focus Impact BH3 NewCo, Inc. (“NewCo”), as the Borrower, to Helena Global Investment Opportunities 1 Ltd (“Helena”), as the Noteholder, you have agreed to cause to be transferred to the Noteholder such number of shares of common stock of XCF Global Capital, Inc. (the “Company”) held by you such that upon the closing of the proposed business combination (the “Business Combination”) between the Company, NewCo, Focus Impact BH3 Acquisition Company and the other parties to the related Business Combination Agreement, Helena Entity shall have registered in its name two million (2,000,000) shares of NewCo Class A Common Stock (the “Advanced Shares”). The Company has calculated the number of shares of the Company’s common stock to be transferred as 2,840,000 shares.

In consideration of your agreement to transfer the Advanced Shares in connection with the Promissory Note, the Company has agreed to issue to you 2,840,000 shares of the Company’s common stock, representing that number of shares of Company common stock equal to the number of Advanced Shares you have transferred pursuant to the Promissory Note (such shares of Company common stock, the “Replacement Shares”). The Replacement Shares will be issued to you following your transfer to the Noteholder and prior to the closing of the Business Combination, and pursuant to the terms of the Business Combination Agreement such Replacement Shares will be exchanged for shares of NewCo Class A Common Stock.

As provided in Section 11.2 of the Promissory Note, under the circumstances set forth therein, the Noteholder is obligated to return certain Advanced Shares to you. In the event that any Advanced Shares are returned to you pursuant to the terms of the Promissory Note, you agree to transfer such shares to NewCo without further consideration, and upon such transfer, you will have no further rights in and to such Advanced Shares. In connection with such transfer, you grant NewCo a limited power of attorney for the purpose of effectuating the foregoing transfer, and agree to take any and all action reasonably requested by NewCo or NewCo’s transfer agent necessary to effectuate such transfer.

This agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior discussions, understandings or agreements between us.

Notwithstanding the place where this agreement may be executed by either of the parties hereto, the parties expressly agree that this agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules and (ii) the venue for any action taken with respect to this agreement shall be the courts of the State of Nevada; provided that if subject matter jurisdiction over such action is vested exclusively in the United States federal courts, such action shall be heard in the United States District Court for the District of Nevada.

Sincerely,

XCF Global Capital, Inc.	AGREED AND ACCEPTED:

/s/ Randy Soule
By:	Randall Soule
/s/ Mihir Dange
Name: Mihir Dange
Title: Chief Executive Officer